Exhibit 99.1

     Hecla Reports Robust Third Quarter Results: Increased Income,
                      Gross Profit and Cash Flow

                For the Period Ended September 30, 2007


    COEUR D'ALENE, Idaho--(BUSINESS WIRE)--Nov. 8, 2007--Hecla Mining Company (NYSE:HL) today reported increased income, gross profit and cash flow for the third quarter of 2007 compared to the same quarter a year ago. Hecla recorded income applicable to common shareholders of $12.4 million, or 10 cents per share, for the third quarter of 2007 compared to $0.9 million, or 1 cent per share, in the same quarter a year ago. Total gross profit increased 46% to $21 million in the third quarter compared to the same period of 2006. Net cash provided by operating activities before exploration and pre-development expenses rose to $28 million in the third quarter, a 45% increase over the same period a year ago.

    Hecla Mining Company President and Chief Executive Officer, Phillips S. Baker, Jr., said, "This quarter Hecla continued to build on its world-class silver operations and exploration potential. Not only was the quarter better than last year, but it also continued the profitability and cash generation of our silver business that began in 2001. This is the seventh straight quarter that the silver operations' gross profit was greater than $10 million. And, with by-product credits, our average silver cash costs per ounce hit yet another record low in the third quarter at negative $4.91 per ounce. This is all further evidence of Hecla's attractive risk/return profile. Low costs, low capital, high cash generation, and almost $200 million in cash and cash equivalents on the balance sheet are matched with outsized growth potential as we evaluate expansions and continue exploring on our extremely large, contiguous, mine-producing land packages. We believe Hecla is in the best position in its history to grow."

    3rd QUARTER AND 2007 YEAR-TO-DATE HIGHLIGHTS

    -- Record low average total cash cost per ounce of silver in the third quarter of negative $4.91, with production of 1.3 million ounces

    -- 4.4 million ounces of silver produced during the first nine months, also at a record low average total cash cost per ounce of negative $2.58

    -- 23,238 ounces of gold produced during the third quarter at an average total cash cost per ounce of $538

    -- Gold production in the first nine months of 85,611 ounces at an average total cash cost per ounce of $521

    -- Net income applicable to common shareholders of 10 cents per share in the third quarter and 37 cents per share for the first nine months of the year

    -- Cash, cash equivalents and short-term investments totaling approximately $195 million as of September 30, 2007, an all-time high in the company's history

    -- Revenue increased more than 10% for the first nine months of 2007 compared to the same period last year, helped by a record increase in the lead price

    -- In the Silver Valley, Hecla drilled its first surface exploration hole in more than a decade

    For the first nine months of 2007, Hecla recorded income applicable to common shareholders of $44.6 million, or 37 cents per share, compared to $48.2 million, or 40 cents per share, in the first three quarters of 2006. Income was slightly lower in the first nine months of 2007 compared to 2006 because of an environmental accrual recorded during the second quarter of 2007. Along with this $44.7 million charge to expense, factors impacting the first three quarters of 2007 compared to last year included decreased gross profit at the La Camorra gold unit. These items were offset in the second quarter by a pre-tax gain of $63.8 million on the sale of our interest in the Hollister Development Block gold exploration project. In early 2006, Hecla had a pre-tax gain of $36.4 million from the sale of its investment in Alamos Gold, Inc.

    METALS PRICES

    The average prices of the metals Hecla mines were significantly higher during the first nine months of 2007 compared to the same period of 2006. Leading the way was the price of lead with a 100% increase, to an historic high of an average $1.07 per pound year-to-date 2007. In the third quarter alone, the price of lead averaged $1.43 per pound, compared to a 54 cents per pound average in the third quarter of 2006. Lead is an important by-product metal at both the Lucky Friday and Greens Creek silver operations; and at current production rates, a 50 cent increase per pound in the price of lead over the course of a year could have a $20 million impact on Hecla's revenue. The average prices of silver, gold and zinc also increased 17% to $13.12 per ounce, 11% to $666 per ounce and 16% to $1.56 per pound, respectively, compared to the first nine months of 2006.

    Baker said, "With 6 million ounces of silver production annually, we are benefiting from these good prices now and will continue to benefit in the future. We've seen a good run up in the metals prices in the past few days, which I believe is a precursor for higher prices to come. While I expect some volatility, I anticipate strong metals prices for the next several years. Unfortunately, we are experiencing global unrest and financial uncertainty in the world these days. However, those are conditions that typically result in strong precious metals prices. At the same time, unprecedented growth in developing countries such as China and India are increasing demand for the base metals we produce as by-products."

    OPERATIONS

    During the third quarter, Hecla produced 1.3 million ounces of silver at an average total cash cost per ounce of negative $4.91, a record low cost of production for the company. Gold production for the quarter was 23,238 ounces of gold at an average total cash cost per ounce of $538.

    The quality of Hecla's silver operations and the strength of the metals prices, which result in increased by-product credits, have allowed Hecla's guidance regarding silver cash costs per ounce for the year to be lowered. The estimated total average silver cash cost for the year is now less than negative $2.75 per ounce, even with conservative by-product price projections (from a previous estimate of negative 25 cents per ounce). The 2007 silver production estimate remains in the range of 6 million ounces. The gold production estimate for 2007 has been revised to a range of 110,000 to 115,000 ounces of gold (down from a previous estimate of 115,000-120,000 ounces). Due to increased costs caused by a now-resolved protest at the La Camorra unit, currency controls, and ongoing increased costs of doing business in Venezuela, a revised 2007 average cash cost for gold has been estimated at approximately $490 to $510 per ounce (from a previous estimate of $440 to $470 per ounce).

    Lucky Friday - The Lucky Friday silver operation in northern Idaho's Silver Valley, owned and operated by Hecla for nearly 50 years, continues to be a flagship operation with 2.3 million ounces of silver produced during the first nine months of the year at a total average cash cost of negative 28 cents per ounce. In the third quarter alone, Lucky Friday produced 661,511 ounces of silver at a record low average cash cost of negative $2.38 per ounce, a 161% improvement compared to the third quarter of last year. So far this year, Lucky Friday has provided $30.1 million in gross profit, primarily a result of higher average silver and lead prices, as well as increased silver and zinc production during the first nine months of the year compared to the same period last year. Increased productivity and lower underground transportation costs have also contributed to the improved total cash cost per ounce. Upgrades to the mill completed in 2006 have allowed for operating efficiencies which resulted in an increase in ore milled during the first nine months of 2007 compared to the first nine months of 2006. Baker said, "All mining companies have experienced tremendous pressure on costs, but our ability to lower costs per ton reflects the increased utilization of our infrastructure and the innovation and productivity of our workforce."

    The Lucky Friday mine currently has 117 million ounces of silver resource, almost as much as has been mined in its entire 60-year history of operation. Baker said, "We are continuing to grow our reserve and resource base at depth at Lucky Friday. We now know the mineralization extends to at least 8,000 feet below the surface, which is a full 2,000 feet deeper than where we are currently mining. To take advantage of this continuing mineralization, we are analyzing a plan for development of an internal shaft, or winze, that will have the capability of reaching those depths." Engineering work is underway on the shaft, and preparatory work for the construction of the new shaft could commence in early 2008. Actual shaft excavation could begin by the end of 2008, and could be completed as early as 2012. A new shaft would also provide deeper access to explore for additional silver reserves and resources.

    Baker said, "With the large and growing silver resource at Lucky Friday, our focus has been on how to increase production." A scoping study was completed in early 2007, and based on those results, a pre-feasibility study is underway to determine whether it is possible to expand production from the Lucky Friday orebody. The scope of the study involves resource delineation, a look at different mining methods, an expanded production rate, the new internal shaft and another shaft to the surface, ventilation, and preliminary design for a new mill and general infrastructure upgrades. The study is scheduled for completion in the third quarter of 2008.

    Greens Creek - The Greens Creek mine near Juneau, Alaska, in which Hecla holds a 29.73% interest with a subsidiary of Rio Tinto, produced
2.1 million ounces for Hecla's account during the first nine months of the year, at an extremely low total cash cost per ounce of negative $5.15. During the third quarter of 2007, Hecla's share of Greens Creek production was 679,884 ounces of silver at an average total cash cost of negative $7.42 per ounce. The 148% and 184% improvements in cash costs per ounce for the nine month and third quarter periods compared to last year are attributable primarily to increased by-product credits because of the higher prices of zinc, lead and gold. These credits more than offset increased costs from higher diesel prices and the use of contract labor to compensate for a shortage of qualified miners. In the first nine months of the year, Greens Creek provided $30.6 million in gross profit for Hecla's account. In September, Greens Creek set a record for the largest monthly ore concentrate shipment in its history, the result of unusual timing between mining and shipping schedules which is unlikely to be repeated in the fourth quarter.

    La Camorra - The La Camorra unit in Venezuela comprises Hecla's gold operation. In the first nine months of the year, La Camorra produced 70,649 ounces of gold at an average total cash cost per ounce of $521. During the third quarter of 2007, the unit produced 17,624 ounces of gold at an average total cash cost of $538 per ounce, generated good cash flow and broke about even on an income basis. A reduction in gross profit at La Camorra in the third quarter compared to the same period in 2006 primarily resulted from increased costs for labor and supplies, as well as higher transportation costs per ounce, because all mining is now occurring at the Mina Isidora deposit with the ore trucked to the La Camorra mill about 70 miles away. Third quarter results were partially impacted by a road blockade, which occurred primarily during the second quarter but bridged into the first two weeks of the third quarter. That issue was resolved, with operations resuming in July. A small improvement in the total cash cost per ounce at the La Camorra unit is anticipated during the fourth quarter of 2007.

    EXPLORATION

    During the third quarter, Hecla spent $5.4 million on exploration at the company's properties in Idaho, Mexico, Alaska and Venezuela. The quarter's efforts included 69,433 feet of surface and underground exploration drilling completed in total at all properties. There was also another 41,161 feet of underground definition, pre-production and in-stope drilling completed in the third quarter to further define mineralization at Lucky Friday and on the 5250, NNW and 9A Zones at Greens Creek.

    Idaho - Hecla's approximately 25-square-mile property position in northern Idaho's Silver Valley (also known as the Coeur d'Alene Mining District) offers excellent potential for discovery of additional ore deposits, both from extensions of mineralization around existing and historic mines and from new discoveries on newly-identified trends. In addition, Hecla recently signed exclusivity agreements with 33 companies that own properties in the Silver Valley, giving Hecla more than a year to evaluate the properties and decide whether to enter into an arrangement on any of the properties. The total property position covered by these additional agreements is more than 11 square miles.

    Baker said, "Historic silver production from Hecla's 25-square-mile property position totals 328 million ounces of silver, along with considerable lead and zinc. At current prices, this historic production would exceed $24 billion. I point this out to give investors an idea of the size and scope of this mining district. Some of the large, historic deposits were mined over a continuous 8,000 vertical feet. Since the price of silver was so low for decades, very few exploration holes have been drilled from the surface between these deposits despite the clear prospectivity of the district. We are now in the midst of a long-term program to change that."

    Hecla is in the process of compiling and digitizing 100 years of historic exploration and production records. This work provides the foundation for defining the subsurface 'Gap' area immediately above the Lucky Friday Expansion Area, where mining is currently taking place, as well as for surface expansion targets in proximity to the Lucky Friday mine. Drill targeting for potential resource expansion around and between the historic mines on Hecla's property sets the stage to identify exploration opportunities elsewhere in the Silver Valley.

    At Lucky Friday, Hecla has identified good potential for additional silver resources in the 2,500-foot 'Gap' area above where mining is currently occurring. The first underground exploration hole into the area hit mineralized material grading up to seven ounces of silver per ton. However, it is challenging to effectively drill underground exploration holes from the current infrastructure, so Hecla has begun drilling from the surface. The initial drilling near the upper Gold Hunter historic production area will attempt to define the full strike of the mineralization at the upper projection of the Lucky Friday Expansion Area where mining is currently taking place. Information from these holes is expected to provide additional structural information for a future deep drilling program, which is expected to begin in the fourth quarter. Baker said, "If our exploration drilling shows the Gap has continuous mineralization, that means we may have a mineralized deposit at the Lucky Friday Expansion Area that reaches from the surface to at least an astounding 9,000 feet below the surface. This is not far-fetched, as the Silver Valley has a history of extremely large deposits that extend to great depths."

    Mexico - Hecla is advancing a number of exploration targets on its 340-square-mile San Sebastian property in central Mexico's silver belt. Targets drilled at San Sebastian in the third quarter included core drilling at the La Roca area and reverse circulation drilling at La Virgen, La Joya and Nazarena. Assays are pending for the reverse circulation drilling in these areas.

    Drilling at La Roca, located in the northern area of the San Sebastian property, has intersected a number of mineralized breccias and veins at the La Perla target; but more importantly, a high-grade silver structure has been identified. This regional northeast trending structure has been traced for over 1.5 kilometers and crosses a number of mineralized veins and breccias. Drill intersections in this structure during the third quarter produced a number of exceptional assays, including silver intercepts of 301.1 grams per tonne (8.8 ounces per ton) over 1.93 meters, 634 grams per tonne (18.5 ounces per ton) over 0.30 meters and 191 grams per tonne (5.6 ounces per ton) over 0.97 meters. The results to date are particularly encouraging because they support the interpretation that the strong altered structures seen on surface are the shallow expression of precious metal-rich veins at depth. Future drilling at La Roca will continue to define this exciting new silver-rich structure.

    At the Rio Grande property, 70 kilometers south of the San Sebastian property in Zacatecas State, drilling continued to build on some outstanding intersections reported in the second quarter. In the third quarter, drilling was concentrated on the Arcangeles and Concepcion veins with preparations to follow-up high-grade intersections at the San Martin vein. Although assay results are incomplete, wide-spaced exploration drilling of the Arcangeles vein in the third quarter added intersections of 5.24 meters grading 51.5 grams per tonne silver (1.50 ounces per ton silver), and 12.10 meters grading 18.8 grams per tonne silver (0.55 ounce per ton silver). Drilling at Arcangeles has now defined a mineralized vein that extends over 1.5 kilometers and is open along strike. Drill results from the Concepcion vein (which has had the highest gold and silver abundances to date) are pending.

    Alaska - The Greens Creek underground exploration program completed a total of 19,502 feet of drilling during the third quarter, with the majority of it being pre-production drilling. Work continues on the silver-rich 5250 North Extension Zone. Assay results for most holes have been returned and resource modeling for the 5250 North Extension is in progress. With the completion of the definition drilling in the 5250 area, emphasis has been on pre-production drilling in the NWW Zone, as well as in the 38R and the 9A Zones. Assays will be collected and analyzed during the winter months.

    The surface exploration at Greens Creek has been completed for the season with 17,450 feet drilled in 14 holes. Two diamond drills were active for the entire quarter. Three holes drilled from the West Gallagher East drillpad successfully intersected multiple fold repeats of the mine contact along 1200 feet of strike length and show that there are still significant areas east and west of the Gallagher Fault that remain prospective. A new surface drill hole from the North Big Sore drillpad successfully intersected the mine contact zone intersected last year. Although not mineralized, these results are significant because now a mine-altered contact has been intersected for the first time to the east of the East Ore trend, one of the mining areas. This opens up an entire new area to explore for mine extensions in close proximity to underground infrastructure.

    Fieldwork included extensive geochemical soil sampling, geologic mapping and geophysics on numerous prospects. A sulfide-bearing stratigraphic horizon similar to the mine stratigraphy was identified, and some sulfide mineralization was encountered, but full geochemistry results are pending. The identification of long strike lengths of mineralized mine horizons in previously unidentified areas is a considerable breakthrough in defining new deposits at Greens Creek.

    Venezuela - Highlights from third quarter exploration in Venezuela show that drilling has identified high-grade intercepts below the known resource at Mina Isidora on Block B near El Callao, where mining is currently occurring. One exploration drill hole 125 meters below the current resource intersected a quartz-shear zone containing 23.4 grams per tonne gold (0.68 ounce per ton) over a width of 3.72 meters. There were also intersections of 93.70 grams per tonne gold (2.73 ounces per ton) over a width of 1.35 meters, 12.46 grams per tonne gold (0.36 ounce per ton) over a width of 2.79 meters, and 22.11 grams per tonne gold (0.64 ounce per ton) over a width of 1.35 meters.

    FINANCIAL

    Hecla's current ratio remained healthy at 5.3:1 at the end of September. The company is debt-free, has no forward hedging on any of the metals it produces and had cash, cash equivalents and short-term investments totaling approximately $195 million on its balance sheet at the end of the third quarter.

    For the first nine months of 2007, net foreign exchange losses were $6.1 million, an increase of $4.8 million compared to the same period last year, primarily resulting from the conversion of cash from Venezuelan currency to U.S. dollars.

    Hecla continues to position itself for growth, not only through new discoveries and identifying increased resources at its current properties, but also through the potential of new acquisitions. In anticipation of those opportunities, during the third quarter the company modified its shelf registration statement on Form S-3 with the U.S. Securities and Exchange Commission to allow Hecla to offer and sell from time to time shares of common stock, preferred stock, warrants and debt securities. Baker said, "We have a very strong balance sheet with a healthy cash position, but we believe our projects and potential acquisitions could require us to raise capital quickly - and this shelf registration will facilitate that activity when necessary."

    Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines, processes and explores for silver and gold in the United States, Venezuela and Mexico. A 116-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.

    Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

    Cautionary Note to Investors - The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as "resource," "reserve," and "inferred resource" that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

       Hecla Mining Company news releases can be accessed on the

               Internet at: http://www.hecla-mining.com



                         HECLA MINING COMPANY
  (dollars in thousands, except per share, per ounce and per pound amounts - unaudited)

                          Third Quarter Ended     Nine Months Ended
                         ---------------------- ----------------------

                         Sept. 30,   Sept. 30,  Sept. 30,   Sept. 30,
HIGHLIGHTS                  2007        2006       2007        2006
----------------------------------------------------------------------
FINANCIAL DATA
----------------------------------------------------------------------
Sales:
Silver operations (1)    $   39,809  $   29,255 $  117,341  $   79,345
Gold operations               9,419      21,159     45,132      67,800
                          ----------  ---------  ----------  ---------
  Total sales            $   49,228  $   50,414 $  162,473  $  147,145
                          ==========  =========  ==========  =========

Gross Profit (Loss):
Silver operations (1)    $   20,718  $   12,361 $   60,701  $   34,182
Gold operations                 275       2,011     (4,828)      9,624
                          ----------  ---------  ----------  ---------
  Total gross profit     $   20,993  $   14,372 $   55,873  $   43,806
                          ==========  =========  ==========  =========

Net income               $   12,485  $    1,001 $   44,965  $   48,610
Income applicable to
 common shareholders     $   12,347  $      863 $   44,551  $   48,196
Basic income per common
 share                   $     0.10  $     0.01 $     0.37  $     0.40
Cash flow provided by
 operating activities    $   22,617  $   11,049 $   46,984  $   39,658
Net cash provided by
 operating activities
 before exploration and
 pre-development expenses
 (2)                     $   28,043  $   19,347 $   61,322  $   60,403

----------------------------------------------------------------------
PRODUCTION SUMMARY -
 TOTALS
----------------------------------------------------------------------

Silver - Ounces           1,341,395   1,496,315  4,391,176   4,000,076
Gold - Ounces                23,238      43,340     85,611     127,837
Lead - Tons                   5,729       6,011     18,318      16,508
Zinc - Tons                   6,627       6,203     19,285      16,836
Average cost per ounce of
 silver produced (1):
  Cash operating costs
   ($/oz.)                    (5.44)       0.30      (3.08)       1.19
  Total cash costs
   ($/oz.) (3)                (4.91)       0.59      (2.58)       1.48
  Total production costs
   ($/oz.)                    (2.40)       2.70      (0.39)       3.60
Average cost per ounce of
 gold produced (4):
  Cash operating costs
   ($/oz.)                      516         339        501         340
  Total cash costs
   ($/oz.) (3)                  538         380        521         359
  Total production costs
   ($/oz.)                      689         571        688         527

----------------------------------------------------------------------
AVERAGE METAL PRICES
----------------------------------------------------------------------

Silver - London Fix
 ($/oz.)                      12.70       11.70      13.12       11.22
Gold - London Final
 ($/oz.)                        681         622        666         601
Lead - LME Cash ($/pound)      1.43        0.54       1.07        0.53
Zinc - LME Cash ($/pound)      1.46        1.53       1.56        1.35

(1) Includes gold produced at silver operations, which is treated as a by-product credit and included in the calculation of silver costs per ounce.

(2) Net cash provided by operating activities before exploration and pre-development expenses represents a non-U.S. generally accepted accounting principle (GAAP) measurement. The following table presents a reconciliation between cash flow provided by operating activities to non-GAAP net cash provided by operating activities before exploration and pre-development expenses for the quarters and nine months ended September 30, 2007 and 2006:

Cash flow provided by
 operating activities    $   22,617  $   11,049 $   46,984  $   39,658
Add exploration               5,426       6,058     13,311      15,056
Add pre-development
 expenses                        --       2,240      1,027       5,689
                          ---------   ---------  ---------   ---------
Net cash provided by
 operating activities
 before exploration and
 pre-development expenses$   28,043  $   19,347 $   61,322  $   60,403
                          =========   =========  =========   =========

(3) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. For additional information, see note (1) in the cash costs per ounce reconciliation section.

(4) For the quarters and nine months ended September 30, 2007 and 2006, includes gold produced from third-party mining operations located near the La Camorra mine and Mina Isidora, which is treated as a by-product credit and included in the calculation of gold costs per ounce.




                         HECLA MINING COMPANY
                Consolidated Statements of Operations
    (dollars and shares in thousands, except per share amounts -
                              unaudited)

                              Third Quarter Ended  Nine Months Ended
                              ------------------- --------------------
                              Sept. 30, Sept. 30, Sept. 30,  Sept. 30,
                                 2007      2006      2007       2006
                              --------- --------- ---------- ---------

  Sales of products           $ 49,228  $ 50,414  $ 162,473  $147,145
                               --------  --------   --------  --------
  Cost of sales and other
   direct production costs      22,288    25,696     85,312    76,322
  Depreciation, depletion and
   amortization                  5,947    10,346     21,288    27,017
                               --------  --------   --------  --------
                                28,235    36,042    106,600   103,339
                               --------  --------   --------  --------
Gross profit                    20,993    14,372     55,873    43,806
                               --------  --------   --------  --------

Other operating expenses
  General and administrative     3,117     2,601     10,753     9,482
  Exploration                    5,426     6,058     13,311    15,056
  Pre-development expenses          --     2,240      1,027     5,689
  Depreciation and
   amortization                     28       196        251       743
  Other operating expenses          37       683      1,336     1,877
  Gain on sale of properties,
   plants and equipment            (47)      (31)   (63,874)   (4,451)
  Provision for closed
   operations and
   environmental matters         3,176       906     49,579     2,503
                               --------  --------   --------  --------
                                11,737    12,653     12,383    30,899
                               --------  --------   --------  --------
Income from operations           9,256     1,719     43,490    12,907
                               --------  --------   --------  --------

Other income (expense):
  Gain on sale of investments       --        --         --    36,416
  Interest and other income      2,183     1,117      5,840     2,808
  Interest expense                (133)     (189)      (575)     (552)
  Net foreign exchange loss         (3)   (1,264)    (6,126)   (1,334)
                               --------  --------   --------  --------
                                 2,047      (336)      (861)   37,338
                               --------  --------   --------  --------
Income from operations before
 income taxes                   11,303     1,383     42,629    50,245
Income tax benefit (provision)   1,182      (382)     2,336    (1,635)
                               --------  --------   --------  --------

Net income                      12,485     1,001     44,965    48,610
Preferred stock dividends         (138)     (138)      (414)     (414)
                               --------  --------   --------  --------

Income applicable to common
 shareholders                 $ 12,347  $    863  $  44,551  $ 48,196
                               ========  ========   ========  ========

Basic and diluted income per
 common share after preferred
 dividends                    $   0.10  $   0.01  $    0.37  $   0.40
                               ========  ========   ========  ========

Basic weighted average number
 of common shares outstanding  120,440   119,483    120,218   119,146
                               ========  ========   ========  ========

Diluted weighted average
 number of common shares
 outstanding                   120,975   119,869    120,811   119,561
                               ========  ========   ========  ========




                         HECLA MINING COMPANY
                     Consolidated Balance Sheets
            (dollars and shares in thousands - unaudited)

                                                 September  Dec. 31,
                                                  30, 2007     2006

----------------------------------------------------------------------
ASSETS
----------------------------------------------------------------------
Current assets:
  Cash and cash equivalents                      $ 120,925  $  75,878
  Short-term investments and securities held for
   sale                                             73,866     25,455
  Accounts and notes receivable                     28,365     26,647
  Inventories                                       18,273     22,305
  Deferred taxes                                    15,029     11,822
  Other current assets                               5,502      3,454
                                                  ---------  ---------
     Total current assets                          261,960    165,561
Investments                                          9,242      6,213
Restricted cash and investments                     15,110     21,286
Properties, plants and equipment, net              125,602    125,986
Other noncurrent assets                             24,807     27,223
                                                  ---------  ---------

Total assets                                     $ 436,721  $ 346,269
                                                  =========  =========

----------------------------------------------------------------------
LIABILITIES
----------------------------------------------------------------------
Current liabilities:
  Accounts payable and accrued expenses          $  22,756  $  24,238
  Accrued payroll and related benefits              12,948     15,036
  Accrued taxes                                      2,822      5,678
  Current portion of accrued reclamation and
   closure costs                                    10,935      7,365
                                                  --------   --------
     Total current liabilities                      49,461     52,317
Accrued reclamation and closure costs               98,257     58,539
Other noncurrent liabilities                        11,975     10,685
                                                  ---------  ---------

Total liabilities                                  159,693    121,541
                                                  ---------  ---------

----------------------------------------------------------------------
SHAREHOLDERS' EQUITY
----------------------------------------------------------------------
Preferred stock                                         39         39
Common stock                                        30,166     29,957
Capital surplus                                    519,767    513,785
Accumulated deficit                               (282,970)  (327,522)
Accumulated other comprehensive income              10,666      8,900
Treasury stock                                        (640)      (431)
                                                  ---------  ---------

Total shareholders' equity                         277,028    224,728
                                                  ---------  ---------

Total liabilities and shareholders' equity       $ 436,721  $ 346,269
                                                  =========  =========

Common shares outstanding at end of period         120,218    119,771
                                                  =========  =========




                         HECLA MINING COMPANY
                Consolidated Statements of Cash Flows
                  (dollars in thousands - unaudited)

                                                    Nine Months Ended

                                                   Sept. 30, Sept. 30,
                                                      2007      2006

----------------------------------------------------------------------
OPERATING ACTIVITIES
----------------------------------------------------------------------
Net income                                        $  44,965  $ 48,610
Noncash elements included in net income:
  Depreciation, depletion and amortization           21,547    27,760
  Gain on sale of investments                            --   (36,416)
  Gain on disposition of properties, plants and
   equipment                                        (63,872)   (4,451)
  Gain on sale of royalty interests                      --      (341)
  Provision for inventory obsolescence                1,091     1,342
  Provision for reclamation and closure costs        46,221       261
  Stock compensation                                  3,149     2,202
  Provision for deferred taxes                       (3,207)       --
  Other non-cash charges, net                            --       266
Change in assets and liabilities:
  Accounts and notes receivable                      (1,617)   (4,667)
  Inventories                                         2,684     1,827
  Other current and noncurrent assets                 3,562        15
  Accounts payable and accrued expenses                (447)    1,852
  Accrued payroll and related benefits               (1,903)    2,984
  Accrued taxes                                      (2,855)      572
  Accrued reclamation and closure costs and other
   noncurrent liabilities                            (2,329)   (2,158)
                                                   ---------  --------

Net cash provided by operating activities            46,989    39,658
                                                   ---------  --------

----------------------------------------------------------------------
INVESTING ACTIVITIES
----------------------------------------------------------------------
Additions to properties, plants and equipment       (28,421)  (20,115)
Proceeds from sale of investments                        --    57,441
Proceeds from disposition of properties, plants
 and equipment                                       45,048     4,368
Purchase of equity securities                          (181)       --
Purchase of short-term investments                  (87,959)  (43,060)
Maturities of short-term investments                 64,170    28,210
Increase in restricted investments                    2,981      (729)
                                                   ---------  --------

Net cash provided by (used in) investing
 activities                                          (4,362)   26,115
                                                   ---------  --------

----------------------------------------------------------------------
FINANCING ACTIVITIES
----------------------------------------------------------------------
Common stock issued under stock option plans          3,042     2,452
Dividends paid to preferred shareholders               (414)     (414)
Purchase of treasury shares                            (208)     (313)
Other financing activities                               --        --
Borrowings on debt                                       --     4,060
Repayment on debt                                        --    (7,060)
                                                   ---------  --------
Net cash provided by (used in) financing
 activities                                           2,420    (1,275)
                                                   ---------  --------

Net increase in cash and cash equivalents            45,047    64,498
Cash and cash equivalents at beginning of period     75,878     6,308
                                                   ---------  --------

Cash and cash equivalents at end of period        $ 120,925  $ 70,806
                                                   =========  ========




                         HECLA MINING COMPANY
                           Production Data

                           Third Quarter Ended    Nine Months Ended
                           ------------------- -----------------------
                           Sept. 30, Sept. 30, Sept. 30,   Sept. 30,
                              2007      2006       2007        2006

----------------------------------------------------------------------
LUCKY FRIDAY UNIT
----------------------------------------------------------------------

Tons of ore milled           72,592    72,713     241,011     202,140
Mining cost per ton        $  56.35  $  57.85  $    52.99  $    53.80
Milling cost per ton       $  15.30  $  13.45  $    12.19  $    12.35
Ore grade milled - Silver
 (oz./ton)                     9.89     10.96       10.46       11.41
Silver produced (oz.)       661,511   737,450   2,317,741   2,106,367
Lead produced (tons)          4,032     4,339      13,630      12,025
Zinc produced (tons)          1,606     2,061       5,711       4,467
Average cost per ounce of
 silver produced (1):
  Cash operating costs     $  (2.56) $   3.78  $    (0.53) $     4.61
  Total cash costs (2)     $  (2.38) $   3.88  $    (0.28) $     4.69
  Total production costs   $  (0.80) $   5.23  $     1.00  $     5.88

Capital additions (in
 thousands)                $  8,052  $  2,058  $   16,112  $    6,565

----------------------------------------------------------------------
GREENS CREEK UNIT (Reflects Hecla's
 29.73% share)
----------------------------------------------------------------------
Tons of ore milled           58,384    53,116     161,204     156,509
Mining cost per ton        $  45.87  $  39.69  $    45.21  $    36.67
Milling cost per ton       $  25.77  $  21.66  $    28.29  $    23.74
Ore grade milled - Silver
 (oz./ton)                    15.54     18.05       16.62       15.79
Silver produced (oz.)       679,884   758,865   2,073,435   1,893,709
Gold produced (oz.)           5,614     4,704      14,963      13,182
Lead produced (tons)          1,697     1,672       4,688       4,483
Zinc produced (tons)          5,021     4,142      13,574      12,369
Average cost per ounce of
 silver produced (1):
  Cash operating costs     $  (8.25) $  (3.07) $    (5.94) $    (2.61)
  Total cash costs (2)     $  (7.42) $  (2.61) $    (5.15) $    (2.08)
  Total production costs   $  (3.96) $   0.24  $    (1.93) $     1.07
Capital additions (in
 thousands)                $  2,842  $  2,078  $    6,823  $    6,031

----------------------------------------------------------------------
LA CAMORRA UNIT
----------------------------------------------------------------------
Tons of ore processed        21,982    57,647     120,040     173,026
Mining cost per ton        $ 175.05  $ 116.75  $   161.00  $   122.91
Milling cost per ton       $  41.09  $  20.38  $    31.35  $    17.50
Ore grade milled - Gold
 (oz./ton)                    0.834     0.684       0.611       0.695
Gold produced (oz.)          17,624    38,636      70,649     114,656
Average cost per ounce of
 gold produced:
  Cash operating costs     $    516  $    339  $      501  $      340
  Total cash costs (2)     $    538  $    380  $      521  $      359
  Total production costs   $    689  $    571  $      688  $      527
Capital additions (in
 thousands)                $  2,393  $  2,234  $    6,373  $    7,786


    (1) Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce.

    (2) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.



                         HECLA MINING COMPANY
    Reconciliation of Cash Costs per Ounce to Generally Accepted
                    Accounting Principles (GAAP)(1)
   (dollars and ounces in thousands, except per ounce - unaudited)

                             Three Months Ended     Nine Months Ended
                            ---------------------- -------------------
                            Sept. 30,   Sept. 30,  Sept. 30, Sept. 30,
                               2007        2006       2007      2006

----------------------------------------------------------------------
SILVER OPERATIONS
----------------------------------------------------------------------
Total cash costs (1)         $  (6,615)   $   881  $(11,314) $  5,928
Divided by silver ounces
 produced                        1,341      1,496     4,391     4,000
                              ---------    -------  --------  --------
   Total cash cost per ounce
    produced                 $   (4.91)   $  0.59  $  (2.58) $   1.48
                              =========    =======  ========  ========
Reconciliation to GAAP:
   Total cash costs          $  (6,615)   $   881  $(11,314) $  5,928
   Depreciation, depletion
    and amortization             3,318      3,117     9,463     8,331
   Treatment & freight costs    (7,684)    (9,177)  (23,792)  (24,193)
   By-product credits (1)       30,772     21,520    82,298    54,234
   Change in product
    inventory (2)                 (750)       506      (161)      718
   Reclamation and other
    costs                           50         49       145       146
                              ---------    -------  --------  --------
   Costs of sales and other
    direct production costs
    and depreciation,
    depletion and
    amortization (GAAP)      $  19,091    $16,896  $ 56,639  $ 45,164
                              =========    =======  ========  ========

----------------------------------------------------------------------
GOLD OPERATIONS (3)
----------------------------------------------------------------------
Total cash costs (1)         $   9,681    $14,073  $ 35,405  $ 39,844
Divided by gold ounces
 produced                           18         37        68       111
                              ---------    -------  --------  --------
   Total cash cost per ounce
    produced                 $     538    $   380  $    521  $    359
                              =========    =======  ========  ========
Reconciliation to GAAP:
   Total cash costs          $   9,681    $14,073  $ 35,405  $ 39,844
   Depreciation, depletion
    and amortization             2,627      7,229    11,824    18,686
   Treatment & freight costs      (630)      (445)   (2,130)   (4,127)
   By-product credits (1)          120        555     1,849     1,980
   Change in product
    inventory                   (2,363)    (2,492)     (899)    1,619
   Reduction in labor cost
    (4)                             --         --     1,280        --
   Shutdown-related costs at
    Mina Isidora (5)                --         --     2,708        --
   Reclamation and other
    costs                         (291)       226       (76)      173
                              ---------    ------   --------  --------
   Costs of sales and other
    direct production costs
    and depreciation,
    depletion and
    amortization (GAAP)      $   9,144    $19,146  $ 49,961  $ 58,175
                              =========    =======  ========  ========

----------------------------------------------------------------------
LUCKY FRIDAY UNIT
----------------------------------------------------------------------
Total cash costs (1)         $  (1,575)   $ 2,859  $   (641) $  9,876
Divided by silver ounces
 produced                          662        737     2,318     2,106
                              ---------    -------  --------  --------
   Total cash cost per ounce
    produced                 $   (2.38)   $  3.88  $  (0.28) $   4.69
                              =========    =======  ========  ========
Reconciliation to GAAP:
   Total cash costs          $  (1,575)   $ 2,859  $   (641) $  9,876
   Depreciation, depletion
    and amortization             1,016        997     2,930     2,489
   Treatment & freight costs    (3,251)    (3,942)  (10,581)  (10,220)
   By-product credits (1)       13,776      8,678    37,743    20,049
   Change in product
    inventory                      (24)       (39)     (195)     (267)
   Reclamation and other
    costs                            6          3        18        14
                              ---------    -------  --------  --------
   Costs of sales and other
    direct production costs
    and depreciation,
    depletion and
    amortization (GAAP)      $   9,948    $ 8,556  $ 29,274  $ 21,941
                              =========    =======  ========  ========


----------------------------------------------------------------------
GREENS CREEK UNIT (Reflects Hecla's 29.73%
 share)
----------------------------------------------------------------------
Total cash costs (1)         $  (5,040)   $(1,978) $(10,673) $ (3,948)
Divided by silver ounces
 produced                          679        759     2,073     1,894
                              ---------    -------  --------  --------
   Total cash cost per ounce
    produced                 $   (7.42)   $ (2.61) $  (5.15) $  (2.08)
                              =========    =======  ========  ========
Reconciliation to GAAP:
   Total cash costs          $  (5,040)   $(1,978) $(10,673) $ (3,948)
   Depreciation, depletion
    and amortization             2,302      2,120     6,533     5,842
   Treatment & freight costs    (4,433)    (5,235)  (13,211)  (13,973)
   By-product credits (1)       16,996     12,842    44,555    34,185
   Change in product
    inventory                     (726)       545        34        78
   Reclamation and other
    costs                           44         46       127       132
                              ---------    -------  --------  --------
   Costs of sales and other
    direct production costs
    and depreciation,
    depletion and
    amortization (GAAP)      $   9,143    $ 8,340  $ 27,365  $ 22,316
                              =========    =======  ========  ========

----------------------------------------------------------------------
RECONCILIATION TO GAAP, ALL OPERATIONS
----------------------------------------------------------------------
Total cash costs (1)         $   3,066    $14,954  $ 24,091  $ 45,772
Depreciation, depletion and
 amortization                    5,945     10,346    21,287    27,017
Treatment & freight costs       (8,314)    (9,622)  (25,922)  (28,320)
By-product credits (1)          30,892     22,075    84,147    56,214
Change in product inventory
 (2)                            (3,113)    (1,986)   (1,060)    2,337
Reduction in labor cost (4)         --         --     1,280        --
Shutdown-related costs at
 Mina Isidora (5)                   --         --     2,708        --
Reclamation and other costs       (241)       275        69       319
                              ---------    -------  --------  --------
Costs of sales and other
 direct production costs and
 depreciation, depletion and
 amortization (GAAP)         $  28,235    $36,042  $106,600  $103,339
                              =========    =======  ========  ========


    (1) Includes all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, net of by-product revenues earned from all metals other than the primary metal produced at each unit.

    (2) The change in product inventory for the nine months ended
September 30, 2006 includes approximately $905,000 related to San
Sebastian cost of sales during the first quarter of 2006 for prior period dore shipments.

    (3) Costs per ounce of gold are based on the gold produced by the La Camorra mine and our Block B concessions, including Mina Isidora, only. During the quarters and nine-month periods ended September 30, 2007 and 2006, a total of 181 and 934 ounces, and 2,882 and 3,366 ounces of gold, respectively, were produced from third-party mining operations located near the La Camorra mine and Block B concessions. The revenues from these gold ounces were treated as a by-product credit and included in the calculation of gold costs per ounce. Included in total cash costs for the three and nine months ending September 30, 2007 and 2006, were the costs to purchase the ore of approximately $0.2 million and $0.6 million, respectively, and $1.9 million and $2.0 million, respectively.

    (4) Incentives have been offered at the La Camorra mine for voluntary reduction of the workforce. During the nine months ended September 30, 2007, these costs of sales and other direct production costs of $1.3 million were not included in the determination of total cash costs for gold operations.

    (5) Operations at the Mina Isidora mine in Venezuela were closed during a portion of the second quarter of 2007 when a small group of local residents blocked Hecla employees from accessing the mine. Costs of sales and other direct production costs and depreciation, depletion, and amortization totaling $2.7 million were incurred during the second quarter of 2007, and were not included in the total cash costs for gold operations.


    CONTACT: Hecla Mining Company
             vice president - investor and public relations
             Vicki Veltkamp, 208-769-4128